Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces
First Quarter 2012 Results

SIPING, CHINA — May 14, 2012 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Results

Revenue

Sales revenue for the first quarter 2012 was US$11.45 million, an 18.5% decrease from US$14.05 million during the same period of 2011. The decrease was primarily attributable to lower sales revenue from shell-and-tube heat exchangers, heat exchange units and plate heat exchangers. Sales volume of heat exchange products totaled 660 units in the first quarter 2012, a decrease of 268 units from 928 units in the same period of 2011.

For the first quarter 2012, sales revenue from shell-and-tube heat exchangers decreased by US$2.03 million, or 70.8%, to US$0.84 million from US$2.86 million in the same period of 2011. Sales revenue from heat exchange units was US$3.67 million, a decrease of 13.7% compared with US$4.25 million in the same period of 2011. During the first quarter 2012, sales revenue from spiral plate heat exchangers totaled US$0.79 million, as compared to no revenue contribution from this segment in the first quarter 2011. In addition, sales revenue from air-cooled heat exchangers rose to US$0.48 million, an increase of 12.7% compared to the first quarter 2011.

Cost of Sales

Cost of sales for the first quarter 2012 decreased 14.6% to US$6.84 million from US$8.01 million in first quarter 2011. The decrease largely reflected the lower sales revenue.

Gross Profit and Gross Margin

Gross profit decreased 23.8% to US$4.61 million during the first quarter 2012, from US$6.04 million in the same period of 2011, mainly due to the lower sales revenue. Gross margin was 40.2% for the first quarter 2012, as compared to 43.0% during the same period of 2011. The decrease in gross margin was mainly attributable to an increase in the Company's labor and raw material costs.

Operating Expenses

Administrative expenses increased 75.7% to US$1.25 in the first quarter 2012, from US$0.71 million for the same period of 2011. The increase was primarily due to increases in the Company's audit fees and allowance for doubtful accounts.

Research and development expenses decreased 26.9% year-over-year to US$0.25 million, from US$0.35 million in the first quarter 2011, as the Company increased its focus on marketing its existing portfolio of diversified products and customized heat exchange solutions.

Selling expenses increased 32.6% to US$2.25 million for the first quarter 2012, from US$1.70 million during the same period of 2011. The increase was mainly attributable to higher travelling expenses incurred by THT's sales force as the Company intensified its focus on positioning itself to capitalize on future business opportunities.

This resulted in a 36.3% rise in total operating expenses to US$3.76 million in the first quarter 2012 from US$2.76 million for the same period of 2011.

Other income

Other income amounted to approximately US$229,461 in the first quarter 2012, a significant increase from US$4,757 in the same period of 2011. The increase was mainly due to the recategorization of sales revenue from the Company's installation services as other income starting from the first quarter 2012.

Income before Income Tax

Income before income taxes was US$0.68 million in the first quarter 2012, a decrease of 78.1% compared with approximately US$3.11 million in the same period of 2011.

Income Tax

Income tax decreased 82.1% to US$0.08 million in the first quarter 2012 from US$0.42 million in the same period of 2011. The decrease was mainly due to lower taxable income.

Net Income

Net income attributable to common shareholders was US$0.56 million in the first quarter 2012, a 79.0% decrease compared to US$2.66 million in the same period of 2011.

Basic and fully diluted net income per share was US$0.03 in the first quarter 2012, compared with US$0.13 in the same period of 2011.

Liquidity

As of March 31, 2012, the Company had cash and cash equivalents of US$1.86 million and restricted cash of US$2.08 million. During the first quarter 2012, there was a net cash outflow of US$5.48 million, compared with a net cash outflow of US$8.59 million in the same period of 2011.

Net cash used in operating activities was US$5.17 million for the first quarter 2012, compared with US$6.49 million for the same period of 2011. Net cash used in operating activities during the first three months of 2012 decreased compared to the same the period in 2011, largely due to relatively high collections from trade customers during the first quarter 2012, as well as reduced credit sales granted to customers due to lower turnover during the quarter. In addition, cash used for prepayment of other receivables and deposits for the three months ended March 2012 decreased year-over-year due to a reduction in the level of cash advances to staff and prepayments to trade suppliers.

Net cash used in investing activities was US$0.02 million for the first quarter 2012, compared with US$1.33 million for the same period of 2011.

Net cash used in financing activities was US$0.34 million for the first quarter 2012, compared with US$0.82 million for the same period of 2011. The decrease in net cash used in financing activities was mainly due to a US$0.34 million decrease in restricted cash.

Second Quarter 2012 Guidance

THT expects to generate sales revenue in the range of US$10 million to US$12 million in the second quarter 2012, compared with US$14.18 million in the same period of 2011. This represents the Company's preliminary view, and is subject to change.

Conference Call

THT’s senior management will host a conference call at 8:00 a.m. (Eastern) / 5:00 a.m. (Pacific) / 8:00 p.m. (Beijing) on May 15, 2011 to discuss the Company’s first quarter 2012 financial results and recent business activity. The conference call may be accessed by calling:

US Toll Free:	1-800-860-2442
International Toll:	+1-412-858-4600
Canadian Toll Free:	1-866-605-3852
China (North) Toll Free:	10-800-712-2304
China (South) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475
Passcode:	THT Heat Transfer Technology

Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call may be accessed by phone at the following numbers until May 24, 2012:

US Toll Free:	1-877-344-7529
International Toll:	+1-412-317-0088
Passcode:	10014069

A live webcast of the conference call and replay will be available on the investor relations page of THT's website at: http://www.tht.cn/ir.asp.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +86 (10) 8588 6722
Email: tht@taylor-rafferty.com

Investor Relations (US):
Bryan Degnan
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Balance Sheets
As of March 31, 2012 and December 31, 2011
(Stated in US Dollars thousands)

	March 31,2012	December 31,2011

Assets
Current assets
Cash and cash equivalents	$1,863	$7,340
Restricted cash	2,078	1,726
Accounts receivable, net	33,881	33,573
Inventories, net	32,209	32,531
Other current assets	12,318	9,763
Total current assets	82,349	84,933
Long-term accounts receivable	1,215	1,184
Other non-current assets	13,495	13,693
Total assets	$97,059	$99,810

Liabilities
Current liabilities
Short-term bank loans	$16,284	$16,183
Other current liabilities	21,923	25,748
Total current liabilities	38,207	41,931
Long-term loan	2,846	2,828
Total liabilities	41,053	44,759
Total shareholders’ equity	56,527	55,616
Noncontrolling interests	(521)	(565)
Total liabilities and equity	$97,059	$99,810

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in US Dollars thousands, except earnings per share)

	Three months ended March 31,
	2012	2011

Sales revenue	$11,449	$14,053
Cost of sales	(6,844)	(8,010)
Gross profit	4,605	6,043
Operating expenses
Administrative expenses	1,253	713
Research and development expenses	254	348
Selling expenses	2,254	1,700
Total operating expenses	3,761	2,761
Operating income	844	3,282
Interest income	8	14
Other income	230	5
Financial costs	(401)	(193)
Income before income taxes	681	3,108
Income taxes	(76)	(424)
Net income before noncontrolling interests	605	2,684
Net income attributable to noncontrolling interest	(48)	(27)
Net income attributable to the equity stockholders	$557	$2,657

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.03	$0.13

Weighted average number of shares outstanding - Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the three months ended March 31, 2012 and 2011
(Stated in US Dollars thousands)

	Three months ended March 31,
	2012	2011
Net cash used in operating activities	$(5,172)	$(6,488)
Net cash used in investing activities	(19)	(1,327)
Net cash used in financing activities	(341)	(815)
Effect of exchange rate changes on cash and cash equivalents	55	39
Net decrease in cash and cash equivalents	(5,477)	(8,591)
Cash and cash equivalents at beginning of the period	7,340	18,438
Cash and cash equivalents at end of the period	$1,863	$9,847